Exhibit 99.1


             PSB ANNOUNCES 1ST QUARTER EARNINGS OF $.60 PER SHARE

Wausau, Wisconsin - David K. Kopperud, President of PSB Holdings, Inc. ("PSB") and Peoples State Bank ("Peoples") today announced the Company's financial results for the first quarter of 2005.

"PSB earned $.60 per share (on net income of $1,040,000) this quarter compared to $.55 (on net income of $954,000) during the first quarter last year. The recent quarter saw increased earnings over last year and we expect 2005 net income to be in a range of $4.3 million to $4.6 million. We are aggressively working toward this goal, which would be a significant increase in net income over that seen during 2004."

"The current quarter benefited from two special items. The first was a large recovery of collection expenses on a problem loan that increased net income $61,000. In addition, a payout of our investment on the sale of the Pulse ATM system (a cooperative) to Discover Financial Services increased net income $42,000. The March 2004 results included special items of a write-off of collection expenses and a large security gain. Net income before these special collection costs and security gains was $933,000 in 2005 compared to $964,000 in 2004."

"Our investments in branching during the past year are already beginning to pay dividends. Our Minocqua, Wisconsin location opened May 1, 2004 has already grown to $16 million in assets and has provided $20,000 of pre-tax income so far this year. Our new Weston, Wisconsin location opened during February 2005 and captured over 3,500 transactions in the first full month, confirming our research that existing customers and new customers will be well served by this new site."

"In many respects, banking providers in our primary market of Marathon County, Wisconsin are in transition at the same time our community experiences a substantial near-term expansion in new retailers, manufacturers, service and health care industries, and households. New additions to our lending staff bring with them experience and relationships providing us immediate in-roads to large, local companies we are now much better able to serve. This has contributed to a decrease in net margin from origination of large, very credit-worthy, but thinly priced loans funded initially by wholesale deposits. Full Treasury Management services will be on-line on June 1, and our bid to acquire local, low-cost commercial deposits will improve margin and diversify our balance sheet. We are expanding with a new type of customer to support our long-term goal of increasing local deposits and selling additional non-traditional services. We evaluate each new relationship to maximize profits and monitor them regularly."

PSB Holdings, Inc. (OTCBB:PSBQ.OB), is the parent company of Peoples. Peoples is headquartered in Wausau, Wisconsin with eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments, retirement planning, commercial property and casualty insurance services, and long-term fixed rate residential mortgages.

Asset Growth and Net Interest Income

PSB continues to have strong asset growth, increasing $13.7 million, or 3.0% since December 2004, to $468.7 million. Asset growth since March 2004 has been $48.0 million, or 11.4%. Most of the recent quarter's growth has been in the non real estate commercial and industrial loan portfolio, which increased $11.0 million or 15.2% during the past three months. Asset growth during the quarter was funded primarily by an increase in federal funds purchased of $5.6 million, core deposit growth of $5.4 million, and wholesale certificates of deposits of $1.3 million. Retail and local deposits and other local borrowings continue to comprise the bulk of asset funding and were 68.2% of total assets at March 31, 2005 compared to 68.8% of total assets at December 31, 2004 and 66.4% at March 31, 2004.

In addition to growth, credit quality improved and remains strong. Nonperforming loans (including non-accrual and restructured loans) to gross loans was .74% at March 2005 compared to .80% at December 2004, and 1.17% at March 2004. PSB also tracks delinquencies on a contractual basis quarter to quarter since some problem loans currently making payments remain on non-accrual status until ongoing ability to repay according to the contract is shown. Loans contractually delinquent 30 days or more as a percentage of gross loans were .59% at March 2005 compared to .56% at December 2004, and .88% at March 2004. The allowance for loan losses was 1.18% of gross loans at March 2005 compared to 1.16% at March 2004.

Tax-adjusted net interest income increased $47,000, or 1.3% to $3,663,000 for the quarter ended March 31, 2005 from $3,616,000 for the quarter ended March 31, 2004, but declined $60,000 from $3,723,000 for the quarter ended December 31, 2004. Net interest income has been negatively impacted by a flattening yield curve and competitive pressures on deposit rates while funding continued loan growth with higher cost wholesale funds. Margin on earning assets declined from 3.73% in the March 2004 quarter, and from 3.50% in the December 2004 quarter to 3.40% during the March 2005 quarter. Earning asset yields increased slightly and were 5.66% at March 2005, 5.59% at December 2004, and 5.60% at March 2004. However, the cost of interest-bearing liabilities increased from 2.24% at March 2004 to 2.47% at December 2004, and 2.61% at March 2005.

PSB updated accounting procedures during March 2005 to improve recognition and amortization of deferred loan origination fees and costs in accordance with Statement of Financial Accounting Standard No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans ("FAS 91"). This change is more fully described in this press release under operating expenses. Tax-adjusted net interest margin before accounting adjustments for FAS 91 would have been 3.51% during the March 2005 quarter (compared to a reported 3.40%), 3.63% during the December 2004 quarter (compared to a reported 3.50%), and 3.78% in the March 2004 quarter (compared to a reported 3.73%).

The increase in funding costs has been led by interest-bearing core deposits (excluding retail certificates of deposit), whose rate increased from .87% at December 2004 to 1.30% at March 2005, an increase of 43 basis points. This increase is due to several factors. Prior to the March 2005 quarter, recent increases in the Federal Reserve discount rate (totaling 125 basis points by December 31, 2004) were not yet reflected in core deposits rates, as the average rate for these deposits was .79% in the June 2004 quarter (the initial discount rate increase occurred in June 2004). Future discount rate increases are expected to continue to be reflected in the core deposit rates. In addition, a portion of the commercial loan growth in the March 2005 quarter was funded by high-yield money market and NOW accounts sold to new large depositors and local governmental entities earning rates tied to the 30 day LIBOR rate or other adjustable wholesale rates. Lastly, these core deposits made up a larger base of our funding, with average quarterly balances growing $20.0 million over the December 2004 quarter, an increase of 16.2%. Because the local governmental entities within these categories generally carry their highest annual balances during the first quarter of the year, this level of average balance growth is not expected to continue.

While PSB's balance sheet remains largely neutral to interest rate changes, to facilitate retention and growth in core deposits a change in the money market product to introduce higher tiered rates for higher balances effective April 1, 2005 is expected to continue the margin decline in the coming months. As a measure of margin variability from the current base rate scenario, the most current internal interest rate simulations project net interest income for the next 12 months to increase $179,000 (1.28%) if rates increase 200 basis points, and decrease $78,000 (.56%) if interest rates decrease 100 basis points.

Service Fee and Noninterest Income

Quarterly noninterest income increased $63,000 in the March 2005 quarter to $803,000 compared to $740,000 in 2004. However, a one-time payout of $70,000 was received during the March 2005 quarter from Discover Financial Services on the purchase of the Pulse ATM system (in which Peoples was a cooperative member) which increased noninterest income. A decline of $105,000 in gain on sale securities compared to the March 2004 quarter was offset largely by an increase in investment and insurance sales commissions of $79,000 during March 2005. Mortgage banking income was $155,000 in March 2005 compared to $160,000 in March 2004.

Service fee income declined $31,000 to $260,000 in March 2005 compared to the prior year quarter, continuing a quarterly downward trend. President Kopperud noted "We have completed a comprehensive retail and commercial fee review and updated fees to be effective on April 1 for retail products and June 1 for commercial products. Our fees continue to be extremely competitive locally but we do expect service fee income to increase going forward."

During February 2005, PSB purchased $4.5 million of bank-owned life insurance on bank officers in connection with new employee deferred compensation and incentive plans. The increase in cash surrender value of life insurance was $20,000 during the March 2005 quarter. The incremental tax-favored earnings on the life insurance are intended to offset the cost of the additional compensation plans. President Kopperud indicated, "The new compensation plans are a win-win for PSB and key officers. The compensation plans give key employees the opportunity to reach personal financial goals so long as they remain at Peoples with benefits dependent on PSB achieving profit and growth benchmarks."

Peoples Insurance Services LLC, our commercial property and casualty insurance agency and brokerage (a September 2003 start-up), incurred a net loss of $24,000 after tax benefits during March 2005, compared to a net loss of $31,000 during the March 2004 quarter (excluding internal cost allocations). Total revenue during the March 2005 quarter of $16,000 continues to be less than budgeted. Management continues to consider changes to agency operations and products to meet budget.

Operating Expenses

Noninterest operating expenses increased $38,000, or 1.5% to $2,640,000 in the quarter ended March 2005 compared to $2,602,000 during the quarter ended March 2004. Increases in salaries and wages of $81,000 and in occupancy expenses of $144,000 were offset by a decline in other noninterest expenses of $228,000.

During the March 2005 quarter, a reimbursement of collection fees on a problem loan were recovered, which decreased other noninterest expenses by $101,000. Conversely, the March 2004 quarter included $127,000 of collection fees written off to other noninterest expense in response to regulatory requirements to account for collection fees as expense until collected.

The increase in employee salaries and benefits of $81,000 previously mentioned was up 5.2% from the prior year. Company employees were granted inflationary and merit increases effective January 1, 2005 averaging 3.4% of base pay. However, salaries and wages were also reduced by $165,000 during the March 2005 quarter as PSB implemented a daily automated system to improve accounting for deferred loan fees and costs (including lender and support personnel salaries) in accordance with current accounting standards (FAS 91). FAS 91 requires loan origination fees and direct loan origination costs to be deferred and amortized as a yield adjustment earned on the loan. Previously, these accounting adjustments for deferral of costs were made only at year-end and in prior years had an immaterial impact on the individual quarterly financial statements. The change in accounting procedure was made to simplify operations and improve the accuracy of earnings reporting.

Offsetting the increase to March 2005 income from deferred employee wage expense related to new loan originations under FAS 91 were decreases to income from deferral of $28,000 in fees collected, and amortization of previously capitalized net loan origination costs of $89,000 against net interest income. Taken together, FAS 91 accounting adjustments increased March 2005 net income by $29,000 and decreased March 2004 net income by $22,000.

Total noninterest expenses excluding the special collection expense items and the impact of deferred loan origination costs (wages) in the March 2005 quarter were $2,906,000 compared to $2,475,000 in March 2004, an increase of 17.4%.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2004. PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                                  (tables follow)

PSB HOLDINGS, INC.
QUARTERLY FINANCIAL SUMMARY
(dollars in thousands, except per share data)

                                                   Quarter ended - Unaudited
                                        March 31,     Dec. 31,    Sept. 30      June 30,    March 31,
EARNINGS AND DIVIDENDS:                   2005         2004          2004         2004        2004
Net income                           $    1,040    $    1,043   $      747   $      782   $      954
Basic earnings per share (3)         $     0.60    $     0.61   $     0.43   $     0.45   $     0.55
Diluted earnings per share (3)       $     0.60    $     0.60   $     0.43   $     0.45   $     0.55
Dividends declared per share (3)     $        -    $     0.30   $        -   $     0.30   $        -
Net book value per share             $    19.77    $    19.55   $    19.41   $    18.68   $    19.33
Semi-annual dividend payout ratio           n/a         28.82%         n/a        29.84%         n/a
Average common shares outstanding     1,721,058     1,717,394    1,720,436    1,729,322    1,733,531

BALANCE SHEET - AVERAGE BALANCES:

Loans receivable, net of allowances  $  354,136    $  341,997   $  331,167   $  320,471   $  307,109
Total assets                         $  465,083    $  448,591   $  439,177   $  426,826   $  407,577
Deposits                             $  367,394    $  353,310   $  347,015   $  330,337   $  312,455
Stockholders' equity                 $   33,989    $   34,076   $   33,010   $   32,942   $   32,878

PERFORMANCE RATIOS:

Return on average assets (1)               0.91%         0.92%        0.67%        0.73%        0.94%
Return on avg. stockholders' equity (1)   12.41%        12.18%        8.98%        9.52%       11.64%
Average tangible stockholders' equity to
  average assets                           7.25%         7.49%        7.46%        7.61%        7.83%
Net loan charge-offs to average loans      0.00%         0.04%        0.00%        0.01%        0.02%
Nonperforming loans to gross loans         0.74%         0.80%        0.94%        0.98%        1.17%
Allowance for loan loss to gross loans     1.18%         1.19%        1.22%        1.19%        1.16%
Net interest rate margin (1)(2)            3.40%         3.50%        3.51%        3.64%        3.73%
Net interest rate spread (1)(2)            3.05%         3.12%        3.17%        3.30%        3.38%
Service fee revenue as a percent of
  average demand deposits (1)              2.19%         2.22%        2.52%        2.63%        2.60%
Noninterest income as a percent
  of gross revenue                        11.87%        11.64%       11.93%       13.54%       12.24%
Efficiency ratio (2)                      59.11%        58.52%       63.95%       64.54%       59.73%
Noninterest expenses to avg. assets (1)    2.30%         2.33%        2.56%        2.74%        2.56%

STOCK PRICE INFORMATION:

High                                     $32.20        $33.25        $35.25      $35.60       $35.60
Low                                      $31.85        $32.00        $33.00      $34.50       $33.50
Market value at quarter-end              $31.85        $32.10        $33.00      $34.50       $35.00

(1) Annualized
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.
(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

PSB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                     Three Months Ended
(dollars in thousands, except per share data - unaudited) March 31,
                                                      2005        2004
Interest and dividend income:
   Loans, including fees                            $5,203      $4,554
   Securities:
      Taxable                                          452         461
      Tax-exempt                                       241         243
   Other interest and dividends                         68          46
         Total interest and dividend income          5,964       5,304

Interest expense:
   Deposits                                          1,811       1,291
   FHLB advances                                       550         466
   Other borrowings                                     83          73
         Total interest expense                      2,444       1,830

Net interest income                                  3,520       3,474
Provision for loan losses                              150         240
Net interest income after provision for loan losses  3,370       3,234

Noninterest income:
   Service fees                                        260         291
   Mortgage banking                                    155         160
   Investment and insurance sales commissions          170          91
   Net gain on sale of securities                        6         111
   Increase in cash surrender value life insurance      20         -
   Other noninterest income                            192          87
         Total noninterest income                      803         740

Noninterest expense:
   Salaries and employee benefits                    1,629       1,548
   Occupancy and facilities                            445         301
   Data processing and other office operations         172         160
   Advertising and promotion                            63          34
   Other noninterest expenses                          331         559
        Total noninterest expense                    2,640       2,602

Income before provision for income taxes             1,533       1,372
Provision for income taxes                             493         418

Net income                                          $1,040      $  954
Basic earnings per share                            $ 0.60      $ 0.55
Diluted earnings per share                          $ 0.60      $ 0.55

PSB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
March 31, 2005 unaudited, December 31, 2004 derived from audited financial statements

                                                                    March 31,  December 31,
(dollars in thousands, except per share data)                          2005       2004
ASSETS
Cash and due from banks                                          $    9,301  $  12,680
Interest-bearing deposits and money market funds                      1,877      3,265
Federal funds sold                                                        -      7,379

Cash and cash equivalents                                            11,178     23,324

Securities available for sale (at fair value)                        71,083     68,894
Federal Home Loan Bank stock (at cost)                                2,913      2,874
Loans held for sale                                                     274        342
Loans receivable, net of allowance for loan losses of $4,303
   and $4,157, respectively                                         361,876    343,923
Accrued interest receivable                                           1,943      1,744
Foreclosed assets                                                       287          7
Premises and equipment                                               12,574     12,432
Mortgage servicing rights, net                                          818        839
Cash surrender value of bank-owned life insurance                     4,582          -
Other assets                                                          1,164        595

TOTAL ASSETS                                                       $468,692   $454,974

LIABILITIES
Non-interest-bearing deposits                                     $  48,458   $ 51,635
Interest-bearing deposits                                           316,926    306,590
   Total deposits                                                   365,384    358,225

Federal Home Loan Bank advances                                      52,000     52,000
Other borrowings                                                     15,044      8,565
Accrued expenses and other liabilities                                2,327      2,568
   Total liabilities                                                434,755    421,358

STOCKHOLDERS' EQUITY
Common stock - no par value with a stated value of $1 per share:
   Authorized - 3,000,000 shares
   Issued - 1,887,179 shares                                          1,887      1,887
Additional paid-in capital                                            9,655      9,672
Retained earnings                                                    26,321     25,281
Accumulated other comprehensive income (loss)                          (194)       384
Treasury stock, at cost - 170,408 and 167,586 shares, respectively   (3,732)    (3,608)
   Total stockholders' equity                                        33,937     33,616

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $468,692   $454,974